UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 29, 2006
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
SIGNATURES

ITEM 8.01 OTHER EVENTS
     Land O’Lakes, Inc. announced that it has completed an amended and restated $225 million, five-year secured revolving credit facility, arranged by JPMorgan Chase Bank. This facility replaces the $200 million revolving credit facility arranged in 2001, which was scheduled to terminate in January 2007.
     Under the amended facility, lenders have committed to make advances and issue letters of credit until August 2011 in an aggregate amount not to exceed $225 million. Borrowings under the new facility will not be subject to a borrowing base limitation. Borrowings will bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin is dependent upon the Company’s leverage ratio. Based on our leverage ratio at the end of June 2006, the LIBOR margin for the revolving credit facility is 125 basis points. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at our election.
     The credit agreement imposes certain restrictions on us, including restrictions on our ability to incur indebtedness, make payments to members, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the agreement requires us to maintain an interest coverage ratio and a leverage ratio.
     Indebtedness under the revolving credit facility is secured by substantially all of the material assets of Land O’Lakes and its wholly-owned domestic subsidiaries (other than MoArk, LLC, LOL Finance Co., LOLFC, LLC and LOL SPV, LLC), including real and personal property, inventory, accounts receivable (other than those receivables which have been sold in connection with our receivables securitization), intellectual property and other intangibles.
     Separately, the Company has mandated CoBank, ACB to arrange an amended and restated $200 million, five-year receivables securitization facility. This facility would replace the existing $200 million securitization facility arranged in 2001, which terminates in January 2007. This transaction is expected to close on or before September 15 2006, subject to successful negotiation of definitive documentation.
     Documentation for the new facilities will be attached to the Company’s next Form 10-Q filing, for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: August 31, 2006	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer